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                                                                  Exhibit 3.1(a)

                                                                          PAGE 1

                               State of Delaware

                        Office of the Secretary of State

                        --------------------------------

      I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "TOYMAX INTERNATIONAL, INC.", FILED IN THIS OFFICE ON THE SIXTH DAY OF AUGUST, A.D. 1997, AT 9 O'CLOCK A.M.

      A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.

                                  [STATE SEAL]



                                    [SEAL] /s/ Edward J. Freel
                                           -------------------------------------
                                           Edward J. Freel, Secretary of State

2782442 8100                                            AUTHENTICATION: 8595322

971263315                                                        DATE:  08-07-97
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                          CERTIFICATE OF INCORPORATION

                                       OF

                           TOYMAX INTERNATIONAL, INC.

            FIRST: The name of the corporation is Toymax International, Inc. (hereinafter referred to as the "Corporation").

            SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

            FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is three thousand (3,000) shares of Common Stock, par value $.01 per share.

            FIFTH: The name and mailing address of the sole incorporator are as follows:

                  Jason K. Horowitz
                  c/o Baer Marks & Upham LLP
                  805 Third Avenue
                  New York, New York 10022

            SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

            (1) The election of directors need not be by written ballot, unless the by-laws so provide.

            (2) The Board of Directors shall have power, without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.
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            SEVENTH: The Corporation shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware ("GCL"), as amended from time to time, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such a person. Any expenses (including attorneys' fees) incurred by each person who is or was a director or officer of the Corporation, and the heirs, executors and administrators of such a person in connection with defending any such proceeding in advance of its final disposition shall be paid by the Corporation; provided, however, that if the GCL requires, an advancement of expenses incurred by an indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced, if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

            EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on application in a summary way of the Corporation, or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or a class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

            NINTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Section 102(b)(7) of the GCL, as the same may be amended and supplemented.

            TENTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.


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            IN WITNESS WHEREOF, I have hereunto signed my name and affirm that the statements made in this Certificate of Incorporation of Toymax International, Inc. are true under the penalties of perjury, this 5th day of August, 1997.


                                             /s/ Jason K. Horowitz
                                             ---------------------------
                                             Jason K. Horowitz
                                             Sole Incorporator


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